Item 77I

JPMorgan Trust II - JPMorgan Core Plus Bond Fund launched Institutional Class Shares. (SEC Accession Number: 0001145443-09-001480).

JPMorgan Trust II - JPMorgan Short-Intermediate Municipal Bond Fund launched new share class (Institutional Class Shares) (SEC Accession Number: 0001145443-09-001480).